EXHIBIT 4.1
Execution Copy
SECOND AMENDMENT TO RIGHTS AGREEMENT
          SECOND AMENDMENT, dated as of May 30, 2006, to the Rights Agreement, dated as of November 14, 1996, as amended by the First Amendment to the Rights Agreement dated as of October 26, 2005, by and between Andrew Corporation (the “Company”) and Computershare Investor Services LLC as successor Rights Agent (the “Rights Agent”) (as heretofore amended, the “Rights Agreement”).
          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
          WHEREAS, the Company has heretofore appointed Computershare Investor Services LLC as successor Rights Agent;
          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and
          WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among ADC Telecommunications, Inc., Hazeltine Merger Sub, Inc. and the Company;
          WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Agreements as contemplated hereby to, among other things, exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.
          NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     1. The following definition shall be added to Section 1 of the Rights Agreement:
“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 30, 2006 (as it may be amended or supplemented from time to time), by and among ADC Telecommunications, Inc., Hazeltine Merger Sub, Inc. and the Company.
     2. The second sentence in the definition of “Acquiring Person” in Section 1 of the Rights Agreement shall be deleted in its entirety and replaced with the following:
“Notwithstanding the foregoing, (i) no person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company, which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person; and (ii) neither ADC Telecommunications, Inc. nor Hazeltine Merger Sub, Inc. shall become an “Acquiring Person” as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby.”
     3. Each of Section 1(a) and Section 3(a) of the Rights Agreement and the Summary of Rights to Purchase Common Stock attached as Exhibit B to the Rights Agreement are hereby modified and amended to delete all references to “15%” therein and to substitute “20%” therefor.
     4. Section 7(a) of the Rights Agreement shall be deleted in its entirety and replaced with the following:
The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities or property, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the tenth anniversary of the Record Date (the “Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 and (iv) the time immediately prior to the Effective Time (as defined in Section 1.3 of the Merger Agreement).
     5. The following sentence shall be added at the end of the definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement:
Neither the execution and delivery of the Merger Agreement nor the consummation of the transactions contemplated by the Merger Agreement shall cause a Stock Acquisition Date.
     6. The following sentence shall be added at the end of Section 15 of the Rights Agreement:
Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable right, remedy or claim under this Agreement in connection with any of the transactions contemplated by the Merger Agreement.

     7. The fifth sentence of Section 21 of the Rights Agreement shall be deleted in its entirety and replaced with the following:
Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or limited liability company organized and doing business under the laws of the United States, or of the State of Illinois (or of any other state of the United States so long as such corporation or limited liability company is authorized to do business as a banking institution in the State of Illinois), in good standing, having a principal office in the State of Illinois, which is authorized under such laws to exercise corporate trust powers or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $25,000,000.
     8. The notice address of the Rights Agent set forth in Section 26 of the Rights Agreement shall be deleted in its entirety and replaced with the following:
Computershare Investor Services LLC 2 N. LaSalle Street Chicago, Illinois 60602 Attention: General Counsel
     9. The fifth paragraph of Exhibit B to the Rights Agreement shall be deleted in its entirety and replaced with the following:
The Rights are not exercisable until the Distribution Date. The Rights will expire on the tenth anniversary of the Record Date (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below; provided, however, that the Rights will expire immediately prior to the consummation of the Merger contemplated by the Agreement and Plan of Merger by and among ADC Telecommunications, Inc., Hazeltine Merger Sub, Inc. and the Company.
[Signature Page to Follow]

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first above written.

ANDREW CORPORATION
By:	/s/ James F. Petelle
	Name:	James F. Petelle
	Title:	Vice President

COMPUTERSHARE INVESTOR SERVICES, LLC (as successor Rights Agent)
By:	/s/ Keith Bradley
	Name:	Keith Bradley
	Title:	Vice President